EXHIBIT 1
                                    AGREEMENT

           This will confirm the agreement by and among all the undersigned that Amendment No. 11 to the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of common shares of Allcity Insurance Company is being filed on behalf of each of the entities named below. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   June 13, 2003


LEUCADIA NATIONAL CORPORATION           PHLCORP, INC.


By:   /s/Joseph A. Orlando              By:    /s/ Joseph A. Orlando
    ---------------------------               ----------------------------------
Name:  Joseph A. Orlando                Name:  Joseph A. Orlando
Title: Vice President and Chief         Title: Vice President
       Financial Officer


EMPIRE INSURANCE COMPANY                BELLPET, INC.


By  /s/ Douglas M. Whitenack            By:      /s/ Patrick D. Bienvenue
   ----------------------------               ----------------------------------
Name:  Douglas M. Whitenack             Name:   Patrick D. Bienvenue
Title: Chief Financial Officer          Title:  Chairman of the Board, President
                                                and Treasurer


BALDWIN ENTERPRISES, INC.               330 MAD PARENT. PARENT CORP.



By  /s/ Joseph A. Orlando               By       /s/ Patrick D. Bienvenue
   ----------------------------               ----------------------------------
Name:  Joseph A. Orlando                Name:   Patrick D. Bienvenue
Title: Vice President                   Title:  Chairman of the Board, President
                                                and Treasurer

WMAC INVESTMENT CORPORATION


By: /s/ Joseph A. Orlando
   ----------------------------
Name:  Joseph A. Orlando
Title: President



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